Exhibit 99.1

DISH selects Tucows as technology partner, acquires Ting Mobile assets

●	Tucows to provide technology platform to support DISH Wireless
●	DISH acquires customer relationships and related Ting Mobile assets

TORONTO and ENGLEWOOD, CO -- Aug. 3, 2020 -- DISH Network Corporation (NASDAQ: DISH) and Tucows Inc. (NASDAQ: TCX, TSX: TC) today announced that DISH has chosen Tucows as a technology partner for its retail wireless business. With a history of digital innovation, Tucows has made the strategic decision to offer Mobile Services Enabler (MSE) solutions, beginning with DISH. As part of this agreement, DISH has also acquired Ting Mobile assets, including customer relationships.

Effective August 1, 2020, most Ting Mobile customers across the U.S. became customers of DISH. These customers will continue to use their current phones and will enjoy the same rates and excellent customer experience. As with DISH’s recently acquired Boost customers, these Ting Mobile customers will have access to the new T-Mobile network.

In mobile, Tucows will focus on growing its MSE business, delivering a wide range of functions including billing, activation, provisioning, and funnel marketing to mobile providers. Tucows provides leading enablement platforms in domain registration and fiber-to-the-home. DISH is now the first Tucows mobile technology customer.

Following is a statement on the agreement by Elliot Noss, Tucows CEO:

“DISH has acquired a well-loved mobile brand, a loyal customer base and a proven platform. Tucows will now refocus our mobile business on building and maintaining platforms that simplify complex systems while still maintaining strong, consistent cash flows. Ting Mobile customers will surely reap the rewards of a better cost structure, and the U.S. mobile industry has an aggressive competitor in DISH, a company well-positioned to disrupt the industry.”

Following is a statement by John Swieringa, Group President, Retail Wireless and DISH COO:

“Today, we welcome Ting Mobile customers to DISH. Ting Mobile is a great brand that stands for better value in wireless, and we are eager to begin delivering our award-winning customer service to Ting subscribers. Our agreement with Tucows will accelerate our digital and operational capabilities in wireless. Elliot and his team have a strong track record as entrepreneurs and innovators, and we are excited to partner with them on our wireless venture.”

Tucows Conference Call

Concurrent with the dissemination of this news release, management’s pre-recorded commentary discussing the agreement has been posted to the Tucows web site at http://www.tucows.com/investors/news. In lieu of a live question and answer period, shareholders, analysts and prospective investors can submit questions to Tucows’ management at ir@tucows.com until Wednesday, August 12. Management will post responses to questions of general interest to the Company’s web site at http://www.tucows.com/investors/news on Monday, August 17 at approximately 4:00 p.m. ET. All questions will receive a response, however, questions of a more specific nature may be responded to directly.

About Tucows

Tucows is a provider of network access, mobile technology services, domain names and other Internet services. Ting Internet (https://ting.com/internet) delivers fixed fiber Internet access with outstanding customer support. Tucows’ mobile services enabler (MSE) platform provides network access, provisioning and billing services for mobile virtual network operators (MVNOs). OpenSRS (https://opensrs.com), Enom (https://www.enom.com) and Ascio (https://ascio.com) combined manage approximately 24 million domain names and millions of value-added services through a global reseller network of over 36,000 web hosts and ISPs. Hover (https://hover.com) makes it easy for individuals and small businesses to manage their domain names and email addresses. More information can be found on Tucows’ corporate website (https://tucows.com).

About DISH

DISH Network Corporation is a connectivity company. Since 1980, it has served as a disruptive force, driving innovation and value on behalf of consumers. Through its subsidiaries, the company provides television entertainment and award-winning technology to millions of customers with its satellite DISH TV and streaming SLING TV services. In 2020, the company became a nationwide U.S. wireless carrier through the acquisition of Boost Mobile. DISH continues to innovate in wireless, building the nation's first virtualized, standalone 5G broadband network. DISH Network Corporation (NASDAQ: DISH) is a Fortune 250 company.

For company information, visit about.dish.com.

Tucows media contact: Linda Krebs, LKPR 646-824-5186 lk@lkprinc.com DISH media contact: Karen Modlin 303-723-1850 Karen.Modlin@dish.com	Tucows investor contact: Lawrence Chamberlain 416-519-4196 lawrence.chamberlain@loderockadvisors.com